EXHIBIT 99.1

ENTERPRISE PRODUCTS GP, LLC
CONSOLIDATED BALANCE SHEET
UNAUDITED
(in thousands)

ASSETS	September 30, 2003
Current Assets
Cash and cash equivalents (includes restricted cash of $14,655)	$54,918
Accounts and notes receivable - trade, net of allowance for doubtful
accounts of $20,372	372,984
Accounts receivable - affiliates	211
Inventories	181,098
Prepaid and other current assets	30,046

Total current assets	639,257
Property, Plant and Equipment, Net	2,920,641
Investments in and Advances to Unconsolidated Affiliates	334,872
Notes Receivable	5,792
Intangible assets, net of accumulated amortization of $36,332	266,875
Goodwill	81,547
Deferred Tax Asset	10,763
Other Assets	22,031

Total	$4,281,778

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current maturities of debt	$15,000
Accounts payable - trade	70,904
Accounts payable - affiliates	28,019
Accrued gas payables	476,579
Accrued expenses	24,504
Accrued interest	14,893
Other current liabilities	58,774

Total current liabilities	688,673
Long-Term Debt	1,874,577
Other Long-Term Liabilities	15,932
Minority Interest	1,665,622
Commitments and Contingencies
Members’ Equity	36,974

Total	$4,281,778

See notes to unaudited consolidated balance sheet.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED CONSOLIDATED BALANCE SHEET

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ENTERPRISE PRODUCTS GP, LLC (“EPGP”) is a Delaware limited liability company that was formed on May 1, 1998, to become the general partner of Enterprise Products Operating L.P. (“OLP”) and Enterprise Products Partners L.P. (“EPD”). Pursuant to OLP’s restructuring in December 2003, EPGP is now the general partner solely to EPD (see Note 10).

        EPD, including its consolidated subsidiaries, is a publicly-traded Delaware limited partnership listed on the New York Stock Exchange under symbol “EPD”. EPD conducts substantially all of its business through OLP, of which EPD owned a 98.9899% limited partner interest as of September 30, 2003. OLP is a Delaware limited partnership that was formed to acquire, own and operate the natural gas liquids business of Enterprise Products Company (“EPCO”).

        At September 30, 2003, EPC Partners II, Inc. (“EPCP II”, a subsidiary of EPCO) owned 95% and Dan Duncan, LLC owned 5% interests in EPGP. The above entities, which own a portion of EPGP, are hereafter collectively referred to as the “Members.” EPCO is the ultimate parent of EPCP II and an affiliate of Dan Duncan, LLC.

        Unless the context requires otherwise, references to “we”, “us”, “our” or the “Company” within these notes shall mean the consolidated financial statements of Enterprise Products GP, LLC. This unaudited balance sheet should be read in conjunction with EPD’s Form 10-K/A (Commission File No. 1-14323) and our audited balance sheet filed as exhibit 99.1 thereto for the year ended December 31, 2002 and EPD’s Form 10-Q for the nine months ended September 30, 2003.

        Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars, unless otherwise indicated.

        For definitions of certain abbreviated entity names and other capitalized and industry terms not defined herein, please refer to the “Glossary” section of EPD’s 2002 annual report on Form 10-K/A (Commission File No. 1-14323).

        CONSOLIDATED FINANCIAL STATEMENTS include the accounts of EPD and subsidiaries. As a result of EPCP II acquiring Shell US Gas and Power’s 30% member interest in EPGP on September 12, 2003, the financial statements of EPD were consolidated with those of EPGP beginning in September 2003. This accounting consolidation is required because Shell’s minority ownership rights in EPGP (which gave them significant participating rights) were terminated as a result of the purchase. This fact, along with EPCP II’s indirect control of EPD through its majority common unit holdings, gives EPGP the ability to exercise control over EPD. All significant intercompany accounts and transactions have been eliminated in consolidation.

        CASH AND CASH EQUIVALENTS represents all highly liquid debt instruments with an original maturity of less than three months at the date of purchase.

        FEDERAL INCOME TAXES are not provided because we were organized as a pass-through entity for federal income tax purposes. As a result, for federal income tax purposes, the Members are individually responsible for taxes on their allocable share of our taxable income. State income taxes are not material.

        LONG-LIVED ASSETS are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        PROPERTY, PLANT AND EQUIPMENT is recorded at cost and is depreciated using the straight-line method over the asset’s estimated useful life. Maintenance, repairs and minor renewals are charged to operations as incurred. Additions, improvements, and major renewals are capitalized. The cost of assets retired or sold, together with the related accumulated depreciation, is removed from the accounts. Any gain or loss on disposition is included in income.

        USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

        CASH DISTRIBUTIONS to Members are made in accordance with the Members’ ownership interests.

2.  RECENTLY ISSUED ACCOUNTING STANDARDS

        SFAS No. 143, “Accounting for Asset Retirement Obligations.” We adopted this standard as of January 1, 2003. This statement establishes accounting standards for the recognition and measurement of an asset retirement obligation (“ARO”) liability and the associated asset retirement cost. Our adoption of this standard had no material impact on our financial statements. For a discussion regarding our implementation of this new standard, see Note 5.

        SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”  We adopted provisions of this standard as of January 1, 2003. This statement revised accounting guidance related to the extinguishment of debt and accounting for certain lease transactions. It also amended other accounting literature to clarify its meaning, applicability and to make various technical corrections. Our adoption of this standard has had no material impact on our financial statements.

        SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities.” We adopted this standard as of January 1, 2003. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of an entity’s commitment to an exit or disposal plan. Our adoption of this standard has had no material impact on our financial statements.

        SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies accounting guidance for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, for hedging relationships designated after June 30, 2003, and to certain preexisting contracts. We adopted SFAS No. 149 on a prospective basis as of July 1, 2003. Our adoption of this standard has had no material impact on our financial statements.

        SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This standard establishes classification and measurement standards for financial instruments with characteristics of both liabilities and equity. It requires an issuer of such financial instruments to reclassify the instrument from equity to a liability or an asset. The effective date of this standard for us was July 1, 2003. Our adoption of this standard has had no material impact on our financial statements.

        FIN 45, “Guarantor’s Accounting and Disclosure Requirement from Guarantees, Including Indirect Guarantees of Indebtedness of Others.” We implemented this FASB interpretation as of December 31, 2002. This interpretation of SFAS No. 5, 57 and 107, and rescission of FASB Interpretation No. 34 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. We have provided the information required by this interpretation under Note 8.

        FIN 46, “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51.” This interpretation of ARB No. 51 addresses requirements for accounting consolidation of a variable interest entity (“VIE”) with its primary beneficiary. In general, if an equity owner of a VIE meets certain criteria defined within FIN 46, the assets, liabilities and results of the activities of the VIE should be included in the consolidated financial statements of the owner. Our adoption of FIN 46 as of January 31, 2003 has had no material effect on our financial statements.

3.  BUSINESS COMBINATIONS

        During the first nine months of 2003, we acquired EPIK’s remaining 50% ownership interest, the Port Neches Pipeline, and an additional 33.33% interest in BEF. In addition, we began consolidating the financial statements of OTC beginning August 2003 as a result of our obtaining control over this entity. We also made minor adjustments to the allocation of the purchase price we paid to acquire indirect interests in Mid-America and Seminole pipelines. Due to the immaterial nature of each transaction or event, individually and in the aggregate, our discussion of each of these transactions is limited to the following:

        Acquisition of remaining 50% interest in EPIK. In March 2003, we purchased the remaining 50% ownership interests in EPIK. EPIK owns an NGL export terminal located in southeast Texas on the Houston Ship Channel. As a result of this acquisition, EPIK became a consolidated wholly-owned subsidiary of ours (previously, it had been an equity-method unconsolidated affiliate).

        Acquisition of Port Neches Pipeline. In March 2003, we acquired entities owning the Port Neches Pipeline (formerly known as the Quest Pipeline). The 70-mile Port Neches Pipeline transports high-purity grade isobutane produced at our facilities in Mont Belvieu to customers in Port Neches, Texas.

        Acquisition of 33.33% interest in BEF. At the end of September 2003, we acquired an additional 33.33% partnership interest in BEF, which owns a facility that currently produces MTBE (a motor gasoline additive that enhances octane and is used in reformulated gasoline). Due to this acquisition, BEF became a majority-owned consolidated subsidiary of ours on September 30, 2003. Previously, BEF was accounted for as an equity-method unconsolidated affiliate.

        Consolidation of OTC. In August 2003, we became the operator of OTC’s above ground polymer grade propylene storage and export facility located in Seabrook, Texas. We currently own 50% of OTC and represent its major customer. As a result of obtaining significant control over OTC through our operator, owner and customer relationship with the facility, we began consolidating OTC’s financial statements with ours beginning August 1, 2003. Previously, OTC was accounted for as an equity-method unconsolidated affiliate.

        Other purchase price adjustments. We made purchase price adjustments relating to our $1.2 billion acquisition of indirect interests in the Mid-America and Seminole pipelines. These adjustments total a net $4.8 million and primarily relate to liabilities existing at July 31, 2002, which was the closing date of the acquisitions.

        The following table shows our allocation of the purchase price for 2003 acquisitions, effects of consolidating entities that were formerly accounted for under the equity-method, and adjustments to purchase price allocations from prior periods.

	2003 Business Acquisitions	Consolidation of OTC	Other Purchase Price Adjustments	Total
Cash and cash equivalents	$18,562	$665		$19,227
Accounts receivable	7,819	740	$(172)	8,387
Inventories	10,593			10,593
Prepaid and other current assets	5,114	62	(1,525)	3,651
Property, plant and equipment, net	85,087	4,946	20,930	110,963
Investments in and advances to
unconsolidated affiliates	(43,684)	(5,501)		(49,185)
Other assets	4,989		(124)	4,865
Accounts payable	(5,007)	(635)		(5,642)
Accrued gas payables	(5,370)			(5,370)
Accrued expenses	(1,734)	(137)	(1,887)	(3,758)
Other current liabilities	(4,329)	(140)	(11,449)	(15,918)
Other liabilities	(5,001)		(1,062)	(6,063)
Minority interest	(26,437)		169	(26,268)

Total net assets recorded	40,602	-	4,880	45,482
Investee cash balances
recorded upon consolidation	(18,562)	(665)		(19,227)

Business combinations, net of
cash received	$22,040	$(665)	$4,880	$26,255

4.  INVENTORIES

        Our inventories were as follows at the date indicated:

September 30, 2003
Regular inventory	$156,993
Forward-sales inventory	24,105

Inventory	$181,098

        Our regular inventory is comprised of inventories of NGLs, certain petrochemical products, and natural gas that are available for sale through our marketing activities. The forward sales inventory is comprised of segregated NGL volumes dedicated to the fulfillment of forward sales contracts.

        Due to fluctuating market conditions in the midstream energy industry in which we operate, we occasionally recognize lower of cost or market (“LCM”) adjustments when the costs of our inventories exceed their net realizable value. These non-cash adjustments are charged to operating costs and expenses in the period they are recognized. For the nine months ended September 30, 2003, we recognized $15.1 million of such LCM adjustments. The majority of these write-downs were taken against NGL inventories.

5.  PROPERTY, PLANT AND EQUIPMENT

        Our property, plant and equipment and accumulated depreciation were as follows at the date indicated:

	Estimated Useful Life in Years	September 30, 2003
Plants and pipelines	5-35	$3,098,701
Underground and other storage facilities	5-35	296,548
Transportation equipment	3-35	5,586
Land		24,040
Construction in progress		105,770

Total		3,530,645
Less accumulated depreciation		610,004

Property, plant and equipment, net		$2,920,641

        Depreciation expense for the nine months ended September 30, 2003 was $73.1 million.

        Asset retirement obligations. SFAS No. 143 establishes accounting standards for the recognition and measurement of an ARO liability and the associated asset retirement cost. Under the implementation guidelines of SFAS No. 143, we reviewed our long-lived assets for ARO liabilities and identified such liabilities in several operational areas. These include ARO liabilities related to (i) right-of-way easements over property not owned by us and (ii) regulatory requirements triggered by the abandonment or retirement of certain currently operated facilities.

        As a result of our analysis of identified AROs, we were not required to recognize such potential liabilities. Our rights under the easements are renewable and only require retirement action upon nonrenewal of the easement agreements. We currently expect to renew all such easement agreements and to use these properties for the foreseeable future. Therefore, an ARO liability is not estimable for such easements. Should we decide not to renew these right-of-way agreements, an ARO liability would be recorded at that time. We also identified potential ARO liabilities arising from regulatory requirements related to the future abandonment or retirement of certain currently operated facilities. At present, we currently have no intention or legal obligation to abandon or retire such facilities. An ARO liability would be recorded if future abandonment or retirement of such facilities occurred.

        Certain Gulf of Mexico natural gas pipelines owned by our equity method investees, Starfish, Neptune and Nemo, have identified ARO’s relating to regulatory requirements. At present, these entities have no plans to abandon or retire their major transmission pipelines; however, there are plans to retire certain minor gas gathering lines periodically through 2013. Should the management of these companies decide to abandon or retire their major transmission pipelines, an ARO liability would be recorded at that time. With regard to the minor gas gathering pipelines scheduled for retirement, Starfish and Neptune collectively recorded ARO liabilities during 2003 totaling $2.8 million (on a gross basis).

6.  INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

        We own interests in a number of related businesses that are accounted for under the equity or cost methods. The investments in and advances to these unconsolidated affiliates are grouped according to the business segment to which they relate. For a general discussion of our business segments, see Note 9. The following table shows our investments in and advances to unconsolidated affiliates at the dates indicated:

	Ownership Percentage	September 30, 2003
Accounted for on equity basis:
Fractionation:
BRF	32.25%	$27,853
BRPC	30.00%	16,668
Promix	33.33%	39,919
La Porte	50.00%	5,334
OTC (1)	50.00%	n/a
Pipeline:
EPIK (1)	50.00%	n/a
Wilprise (1)	37.35%	8,215
Tri-States (1)	33.33%	25,074
Belle Rose	41.67%	10,666
Dixie	19.88%	37,383
Starfish	50.00%	40,566
Neptune	25.67%	75,299
Nemo	33.92%	12,231
Evangeline	49.50%	2,664
Octane Enhancement:
BEF (1)	33.33%	n/a
Accounted for on cost basis:
Processing:
VESCO	13.10%	33,000

Total		$334,872

(1) See Notes 3 and 10 for a discussion of changes in ownership or control.

        Our initial investment in Promix, La Porte, Dixie, Neptune and Nemo exceeded our share of the historical cost of the underlying net assets of such entities (the “excess cost”). The excess cost of these investments is reflected in our investments in and advances to unconsolidated affiliates for these entities. That portion of excess cost attributable to the tangible plant and/or pipeline assets of each entity is amortized against equity earnings from these entities in a manner similar to depreciation. That portion of excess cost attributable to goodwill is subject to periodic impairment testing and is not amortized.

        The following table summarizes our excess cost information at September 30, 2003 by the business segment to which the unconsolidated affiliates relate:

		Original Excess Cost attributable to		Unamortized balance at
	Amort. Periods	Tangible assets	Goodwill	September 30, 2003
Fractionation	20-35 years	$8,828		$7,152
Pipelines	35 years (1)	41,943	$9,246	46,735

(1) Goodwill is not amortized; however, it is subject to periodic impairment testing.

        For the nine months ended September 30, 2003, we recorded $1.2 million of excess cost amortization, which is reflected in our equity in earnings from unconsolidated affiliates.

      Impairment of assets at BEF

        BEF owns a facility that currently produces MTBE, a motor gasoline additive that enhances octane and is used in reformulated gasoline. The production of MTBE is primarily driven by oxygenated fuel programs enacted under the federal Clean Air Act Amendments of 1990. As a result of environmental concerns, several states have enacted legislation to ban or significantly limit the use of MTBE in motor gasoline within their jurisdictions. In addition, federal legislation has been drafted to ban MTBE and replace the oxygenate with renewable fuels such as ethanol.

        As a result of declining domestic demand and a prolonged period of weak MTBE production economics, several of BEF’s competitors have announced their withdrawal from the marketplace. Due to the deteriorating business environment and outlook and the completion of its preliminary engineering studies regarding conversion alternatives, BEF evaluated the carrying value of its long-lived assets for impairment during the third quarter of 2003. This review indicated that the carrying value of its long-lived assets exceeded their collective fair value resulting in a non-cash impairment charge of $67.5 million, of which, our share of this loss is $22.5 million.

        BEF’s assets were written down to fair value, which was determined by independent appraisers using present value techniques. The impaired assets principally represent the plant facility and other assets associated with MTBE production. The fair value analysis incorporates future courses of action being taken (or contemplated to be taken) by BEF management, including modification of the facility to produce iso-octane and alkylate. If the underlying assumptions in the fair value analysis change resulting in expected future cash flows being less than the new carrying value of the facility, additional impairment charges may result in the future.

        BEF is currently in the process of preparing detailed engineering plans to convert the facility to iso-octane production. The project is expected to be complete by mid-2004. The facility will continue to produce MTBE as market conditions warrant and will be capable of producing either MTBE or iso-octane once the plant modifications are complete. Depending on the outcome of various factors (including pending federal legislation) the facility may be further modified in the future to produce alkylate.

7.  INTANGIBLE ASSETS AND GOODWILL

Intangible assets

        The following table summarizes our intangible assets at September 30, 2003:

		At September 30, 2003
	Gross Value	Accum. Amort.	Carrying Value
Shell natural gas processing agreement	$206,216	$(31,301)	$174,915
Mont Belvieu Storage II contracts	8,127	(407)	7,720
Mont Belvieu Splitter III contracts	53,000	(2,524)	50,476
Toca-Western natural gas processing contracts	11,187	(745)	10,442
Toca-Western NGL fractionation contracts	20,042	(1,336)	18,706
Venice contracts	4,635	(19)	4,616

Total	$303,207	$(36,332)	$266,875

        The following table shows amortization expense associated with our intangible assets for the nine months ended September 30, 2003:

September 30, 2003
Shell natural gas processing agreement	$8,286
Mont Belvieu Storage II contracts	174
Mont Belvieu Splitter III contracts	1,137
Toca-Western natural gas processing contracts	420
Toca-Western NGL fractionation contracts	750
Venice contracts	19

Total	$10,786

Goodwill

        Our goodwill is attributable to the excess of the purchase price over the fair value of assets acquired and is comprised of the following (at September 30, 2003):

Mont Belvieu Splitter III acquisition	$73,690
MBA acquisition	7,857

$81,547

        Our goodwill amounts are recorded as part of the Fractionation segment since they are related to assets classified within this operating segment.

8.  DEBT OBLIGATIONS

        Our debt obligations consisted of the following at the date indicated:

September 30, 2003
Borrowings under:
364-Day Term Loan, variable rate, due July 2003
364-Day Revolving Credit facility, variable rate,
due November 2004
Multi-Year Revolving Credit facility, variable rate,
due November 2005	$145,000
Senior Notes A, 8.25% fixed rate, due March 2005	350,000
Seminole Notes, 6.67% fixed rate, $15 million due
each December, 2002 through 2005	45,000
MBFC Loan, 8.70% fixed rate, due March 2010	54,000
Senior Notes B, 7.50% fixed rate, due February 2011	450,000
Senior Notes C, 6.375% fixed rate, due February 2013	350,000
Senior Notes D, 6.875% fixed rate, due March 2033	500,000

Total principal amount	1,894,000
Unamortized balance of increase in fair value related to
hedging a portion of fixed-rate debt	1,591
Less unamortized discount on:
Senior Notes A	(53)
Senior Notes B	(208)
Senior Notes D	(5,753)
Less current maturities of debt	(15,000)

Long-term debt	$1,874,577

        Letters of credit. At September 30, 2003, we had $75 million of standby letter of credit capacity under our Multi-Year Revolving Credit facility and $13.9 million of letters of credit outstanding under this facility.

        Covenants. We were in compliance with the various covenants of our debt agreements at September 30, 2003. Certain financial ratio covenants of our revolving credit facilities were amended in connection with the refinancing of our 364-Day Revolving Credit facility in October 2003 (see Note 10).

        Parent-Subsidiary guarantor relationships. EPD acts as guarantor of all of OLP’s consolidated debt obligations, with the exception of the Seminole Notes. If OLP were to default on any debt that EPD guarantees, EPD would be responsible for full repayment of that obligation. The Seminole Notes are unsecured obligations of Seminole Pipeline Company (of which we own an effective 78.4% of its ownership interests).

        New senior notes issued during first quarter of 2003

        During the first quarter of 2003, we completed the issuance of $850 million of long-term senior notes (Senior Notes C and D). Senior Notes C and D are unsecured obligations of OLP and rank equally with its existing and future unsecured and unsubordinated indebtedness and senior to any future subordinated indebtedness. EPD guarantees both Senior Notes C and D for OLP through an unsecured and unsubordinated guarantee that is non-recourse to us. These notes were issued under an indenture containing certain covenants and are subject to a make-whole redemption right if we elect to call the debt prior to its scheduled maturity. These covenants restrict our ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

        Senior Notes C. In January 2003, we issued $350 million in principal amount of 6.375% fixed-rate senior notes due February 1, 2013 (“Senior Notes C”), from which we received net proceeds before offering expenses of approximately $347.7 million. These private placement notes were sold at face value with no discount or premium. We used the proceeds from this offering to repay a portion of the indebtedness outstanding under the 364-Day Term Loan that we incurred to finance the Mid-America and Seminole acquisitions. In May 2003, we exchanged 100% of the private placement Senior Notes C for publicly-registered Senior Notes C.

        Senior Notes D. In February 2003, we issued $500 million in principal amount of 6.875% fixed-rate senior notes due March 1, 2033 (“Senior Notes D”), from which we received net proceeds before offering expenses of approximately $489.8 million. These private placement notes were sold at 98.842% of their face amount. We used $421.4 million from this offering to repay the remaining principal balance outstanding under the 364-Day Term Loan. In addition, we applied $60.0 million of the proceeds to reduce the balance outstanding under the 364-Day Revolving Credit facility. The remaining proceeds were used for working capital purposes. In July 2003, we exchanged 100% of the private placement Senior Notes D for publicly-registered Senior Notes D.

        Repayment of 364-Day Term Loan

        In July 2002, OLP entered into the $1.2 billion senior unsecured 364-Day Term Loan to fund the acquisition of indirect interests in Mid-America and Seminole. We used $178.5 million of the $182.5 million in proceeds from our October 2002 equity offering to partially repay this loan. We also used $252.8 million of the $258.2 million in proceeds from the January 2003 equity offering, $347.0 million of the $347.7 million in proceeds from our issuance of Senior Notes C and $421.4 million in proceeds from our issuance of Senior Notes D to completely repay the 364-Day Term Loan in February 2003.

        Revolving credit facilities

        We used $60.0 million in proceeds from the issuance of Senior Notes D in February 2003 to reduce the balance outstanding under our 364-Day Revolving Credit facility. In addition, we applied $261.2 million of the net proceeds from our June 2003 equity offering to reduce the balances then outstanding under our revolving credit facilities, of which $102 million was applied against the 364-Day Revolving Credit facility and $159.2 million against the Multi-Year Revolving Credit facility.

        At September 30, 2003, we had $230 million of stand-alone borrowing capacity available under our 364-Day Revolving Credit facility, with no principal balance outstanding. In addition, we had $270 million in stand-alone borrowing capacity available under our Multi-Year Revolving Credit facility at September 30, 2003. We had $145 million of principal and $13.9 million in letters of credit outstanding under this facility at that date, with $111.1 million of unused capacity.

        The original credit line available under our 364-Day Revolving Credit facility was set to expire in November 2003. In late October 2003, we refinanced the term of this facility. See Note 10 for additional information regarding this subsequent event.

        Information regarding variable interest rates paid

        The following table shows the range of interest rates paid and weighted-average interest rate paid on our variable-rate debt obligations for the nine months ended September 30, 2003:

	Range of interest rates paid	Weighted- average interest rate paid
364-Day Term Loan (a)	2.59% - 2.88%	2.85%
364-Day Revolving Credit facility	2.44% - 4.25%	2.52%
Multi-Year Revolving Credit facility	1.68% - 4.25%	1.89%

(a) This facility was repaid in February 2003.

9.  SEGMENT INFORMATION

        We have five reportable business (or operating) segments: Pipelines, Fractionation, Processing, Octane Enhancement and Other. Our reportable segments are regularly evaluated by our CEO and are generally organized according to the type of services rendered (or process employed) and products produced and/or sold, as applicable. Pipelines consists of NGL, petrochemical and natural gas pipeline systems, storage and import/export terminal services. Fractionation primarily includes NGL fractionation, isomerization, and polymer-grade and chemical-grade propylene fractionation services. Processing includes the natural gas processing business and its related NGL marketing activities. Octane Enhancement represents our investment in BEF, a facility that produces motor gasoline additives to enhance octane (currently producing MTBE). The Other business segment consists of fee-based marketing services and various operational support activities.

        Information by business segment, together with reconciliations to the consolidated totals, is presented in the following table:

	Operating Segments
	Fractionation	Pipelines	Processing	Octane Enhancement	Other	Adjs. and Elims.	Consol. Totals
Segment assets:
At September 30, 2003	$438,751	$2,148,423	$164,233	$39,105	$24,359	$105,770	$2,920,641

Investments in and advances
to unconsolidated affiliates:
At September 30, 2003	89,774	212,098	33,000				334,872

Intangible Assets:
At September 30, 2003	69,182	7,720	189,973				266,875

Goodwill:
At September 30, 2003	81,547						81,547

        Segment assets for Octane Enhancement totaled $39.1 million at September 30, 2003. This amount reflects the consolidation of BEF at that date due to our acquisition of an additional 33.33% ownership interest in BEF. As a result of this consolidation, our investment in and advances to BEF recorded under the Octane Enhancement segment was eliminated. The September 30, 2003 carrying value of segment assets related to BEF reflects the impairment charge noted previously. For additional information regarding our purchase of the additional interest in BEF, see Note 3. For additional information regarding BEF’s impairment charge, see Note 6.

10.  SUBSEQUENT EVENTS

Refinance revolving credit facility

        In October 2003, OLP refinanced its 364-Day Revolving Credit facility. The credit line available under this facility now expires in October 2004. In accordance with terms of the new credit agreement, we have the option to convert any revolving credit balance outstanding at maturity to a one-year term loan (due October 2005). In connection with this refinancing, certain financial ratio covenants of our 364-Day and Multi-Year Revolving Credit facilities were amended to increase our financial flexibility.

Purchase of interests in Wilprise and Tri-States

        In October 2003, we purchased from Williams an additional 37.35% interest in Wilprise and 16.67% interest in Tri-States. The initial purchase price of these interests was $26.5 million. As a result of these acquisitions, our ownership interest in Wilprise is now 74.7% and for Tri-States, 50%.

Restructuring of our ownership interest in OLP and EPD

        In December 2003, OLP was restructured as a wholly-owned subsidiary of EPD. The purpose of the restructuring was to simplify and reduce the cost of compliance with the Securities and Exchange Commission rules related to financial reporting requirements of subsidiaries. In accordance with the terms of the restructuring, we granted our 1.0101% ownership interest in OLP to EPD as a contribution of capital. In exchange, our general partner interest in EPD increased from 1% to 2%.

EPD merger with GulfTerra Energy Partners, L.P.

        In December 2003, we announced a proposed merger between EPD and GulfTerra Energy Partners, L.P. (“GulfTerra”). The definitive agreements include three transactions. In the initial transaction, which was completed December 15, 2003, OLP acquired a 50% interest in the general partner of GulfTerra for $425 million in cash.

        In the second transaction, which will occur immediately prior to the proposed merger, El Paso Corporation (GulfTerra’s parent) will contribute its 50% ownership in GulfTerra’s general partner to us. In exchange for this contribution, we will grant El Paso a 50% ownership interest in us, which we in turn will contribute to EPD for no consideration. EPD will pay El Paso $500 million in cash for approximately 13.9 million GulfTerra units.

        In the final transaction, GulfTerra will merge with a subsidiary of EPD, with GulfTerra surviving the merger as a wholly-owned subsidiary of EPD. Under the terms of the proposed merger agreement, GulfTerra’s unitholders will receive 1.81 EPD common units for each GulfTerra common unit.

        The completion of the proposed merger is subject to approval of the unitholders of both EPD and GulfTerra along with customary regulatory approvals including that under the Hart-Scott-Rodino Antitrust Improvements Act. Completion of the merger is expected to occur during the second half of 2004. Concurrent with the closing of the proposed merger, OLP will also acquire nine natural gas processing plants from El Paso for $150 million in cash.

        Under the terms of the proposed agreement, our board of directors will consist of ten directors: five designated by our current owners and five by El Paso. Three of our Board of Directors will be independent directors under the criteria established by the New York Stock Exchange.

        OLP financed the initial transaction using borrowing capacity under its existing revolving credit facilities and a $225 million “Acquisition Credit Facility.”

Issuance of Class B Special Units

        In December 2003, EPD issued $100 million of non-voting, distribution-bearing Class B Special Units to an affiliate of EPCO. The proceeds, approximately $100.0 million, from this private placement offering were used to reduce revolving credit balances.